Exhibit 16.1

July 26, 2023
U.S. Securities and Exchange Commission
100 F Street, NE
Washington,

D.C. 20549
We have read

Vaxxinity,

Inc.’s statements included in Item 4.01

of its Current Report Form 8-K dated July 26, 2023
and agree with those statements concerning our firm. We

have no basis to agree or disagree with other statements of
the registrant contained therein.
/s/ Armanino LLP

Armanino LLP
2700 Camino Ramon
Suite 350
San Ramon, CA 94583-5004
925 790 2600 main
925 790 2601 fax
armanino.com

armanino

July 21, 2023

George Hornig
Audit Committee Chair
Vaxxinity Inc.
505 Odyssey Way
Merritt, Island
Florida, FL 32953

Dear George:

As discussed with you via teleconference on July 21, 2023, Armanino LLP will resign as the independent auditor registered public accounting firm of Vaxxinity, Inc. (the "Company") effective as of the earlier of (i) the date the Company engages a new independent registered public accounting firm or (ii) the filing of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023.

We truly appreciate the opportunity to be of service to Vaxxinity, Inc. Assuming you will authorize to respond to their inquiries and share your confidential information, we will work to ensure a smooth transition to the successor firm.

Sincerely,

Matthew Perreault
Partner
ArmaninoLLP

Cc: Jason Pesile, VP of Finance

MOORE
An independent firm associated with Moore Global Network Limited

Confidential Internal Draft for Discussion Purposes Only